December 26, 2018

First Trust Exchange-Traded Fund VIII
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


    Re: Fee Wavier Extension Letter for EquityCompass Risk Manager ETF and
        EquityCompass Tactical Risk Manager ETF (the "Funds"), each a series of First Trust Exchange-Traded Fund VIII (the "Trust")

Ladies and Gentlemen:

    Reference is hereby made to that certain Fee Waiver Agreement between the Trust, on behalf of the Funds, and First Trust Advisors L.P., the investment advisor to the Fund (the "Advisor"), dated as of June 11, 2018 (the "Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

    The Advisor hereby agrees to reduce the management fees otherwise payable to FTA by each Fund pursuant to the Management Agreement by the portion of the acquired fund fees and expenses of the shares of investment companies advised by FTA that are held by each Fund (the "Waived Amount"). The Waiver Term shall continue until April 10, 2020. The parties hereby acknowledge that with the exception of the Waived Amount and the Waiver Term, the Agreement shall remain in full force and effect.

                                           Very Truly Yours,

                                           FIRST TRUST ADVISORS L.P.

                                           /s/ James M. Dykas
                                           -------------------------------
                                           James M. Dykas
                                           Chief Financial Officer



AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund VIII,
on behalf of EquityCompass Risk Manager ETF and EquityCompass Tactical Risk Manager ETF


/s/ Donald P. Swade
---------------------------------
Donald P. Swade
Treasurer, Chief Financial Officer and
Chief Accounting Officer